Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release

For more information, please contact:
Ry Schwark Media Contact 503.685.1660 ry_schwark@mentor.com	Joe Reinhart Investor Contact 503.685.1462 joe_reinhart@mentor.com

Mentor Graphics Corporation Announces Intention to Offer

Convertible Subordinated Debentures

WILSONVILLE, Ore., March 29, 2011—Mentor Graphics Corporation (NASDAQ: MENT) today announced its intention to commence a private placement, subject to market conditions, of $220 million in aggregate principal amount of the company’s Convertible Subordinated Debentures due 2031 to be issued in reliance on Rule 144A under the Securities Act of 1933, as amended. The interest rate, conversion rate and offering price are to be determined by negotiations between the company and the initial purchasers of the debentures.

The company expects to grant the initial purchasers a 13-day option to purchase up to an additional $33 million aggregate principal amount of convertible subordinated debentures to cover overallotments, if any. The company intends to use the net proceeds from the private placement to repurchase up to $25.0 million of its outstanding common stock, to repay the outstanding amounts owing under its $18.5 million aggregate principal amount term loan due 2013 and, along with available cash on hand, to retire, through repurchases or redemption, the outstanding principal and interest on its 6.25% Convertible Subordinated Debentures due 2026. If the overallotment option is exercised, the company intends to use any remaining net proceeds for general corporate purposes, including capital expenditures and working capital.

– more –

8005 S.W. Boeckman Road — Wilsonville, OR 97070-7777 — 503-685-7000 — www.mentor.com

Mentor Graphics Corporation Announces Intention to Offer Convertible Subordinated Debentures	Page 2

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures and any common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

###

8005 S.W. Boeckman Road — Wilsonville, OR 97070-7777 — 503-685-7000 — www.mentor.com